Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Investor Contact:
Richard Edwards, 763-513-3477
or
Media Contact:
Jess Rogers, 763-513-3445

Polaris Reports 2018 Third Quarter Results

Q3 2018 Highlights

Reported and adjusted sales for the third quarter of 2018 increased 12% to $1,651 million and $1,653 million, respectively

Reported net income was $1.50 per diluted share, up 17% over the prior year; adjusted net income for the same period was $1.86 per diluted share, up 22% over the prior year

North American retail sales increased 1% for the quarter compared to a strong 13% increase last year; ORV N.A. retail sales were up low single-digits driven by side-by-side vehicles

Dealer inventory was up 6% year-over-year for the third quarter 2018, in line with expectations

Polaris maintaining full year 2018 adjusted sales and earnings guidance with full year adjusted sales in the range of 11% to 12% over the prior year and full year adjusted earnings in the range of $6.48 to $6.58 per diluted share which includes the absorption of an estimated $40 million of tariff cost increases anticipated in 2018 before counter-measures.

MINNEAPOLIS--(BUSINESS WIRE)--October 22, 2018--Polaris Industries Inc. (NYSE: PII):

(Downloadable PDF of this press release)

Key Financial Data

(in thousands, except per share data)
INCOME STATEMENT - Q3 September 30, 2018	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,651,415	12%	$1,653,130	12%
Net income	$95,529	17%	$117,926	21%
Diluted EPS	$1.50	17%	$1.86	22%

BALANCE SHEET - Q3 September 30, 2018	Reported	YOY % Chg.
Cash and cash equivalents	$183,411	39%
Inventories, net	$1,019,517	21%
Total debt, capital lease obligations and notes payable	$1,864,327	103%
Shareholders' equity	$898,252	—

CASH FLOW - YTD September 30, 2018	Reported	YOY % Chg.
Net cash provided by operating activities	$354,138	(29)%
Purchase of property & equipment	$157,763	25%
Repurchase and retirement of common shares	$246,931	178%
Cash dividends to shareholders	$112,748	4%
Acquisition of businesses	$729,925	NM

NM = Not meaningful
Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. *A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

“The dedication and strong execution of our Polaris team continued to drive broad based growth across the business in the third quarter. Our model year '19 product news was well received and our improving manufacturing and logistics performance accelerated the successful roll-out of RFM for side-by-sides. International growth again outpaced North America, with Indian market share gains continuing in every market we serve. We were also pleased with the early performance of Boat Holdings, the largest manufacturer of pontoon boats in the U.S. that we welcomed to our growing Powersports portfolio earlier in the quarter. Our commitment to customers and investments in the U.S. remain strong, as we broke ground on a new multi-product PG&A and aftermarket distribution center in Nevada. We are strategically and tactically committed to being a customer-centric, highly efficient growth company, and our investments demonstrate that commitment. Our goals do not eliminate or even diminish the serious challenges we face from tariffs, but they certainly increase our resolve to find acceptable solutions or offsets. We are making too much progress with our supply chain, safety and quality and innovation initiatives to have the benefits wiped out by protracted trade negotiations. The challenge is real, and so are our efforts to overcome them. We remain well-positioned with a world-class team and product line-up and are confident in our ability to deliver strong financial and operational performance in the quarter and years ahead.”

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Industries Inc.

Third Quarter Performance Summary (Reported)

(in thousands, except per share data)	Three months ended September 30,
	2018	2017	Change
Sales	$1,651,415	$1,478,726	12%
Gross profit	401,270	363,962	10%
% of Sales	24.3%	24.6%	-31 bpts
Total operating expenses	283,749	265,192	7%
% of Sales	17.2%	17.9%	-75 bpts
Income from financial services	21,348	18,138	18%
% of Sales	1.3%	1.2%	+7 bpts
Operating income	138,869	116,908	19%
% of Sales	8.4%	7.9%	+50 bpts
Net income	95,529	81,888	17%
% of Sales	5.8%	5.5%	+25 bpts
Diluted net income per share	$1.50	$1.28	17%

Polaris Industries Inc. (NYSE: PII) today reported third quarter 2018 sales of $1,651 million, up 12 percent from $1,479 million for the third quarter of 2017. Adjusted sales for the third quarter of 2018 were $1,653 million, up 12 percent from the prior year period. The Boat Holdings, LLC ("Boat Holdings") acquisition added $134 million of sales in the third quarter. The Company reported third quarter 2018 net income of $96 million, or $1.50 per diluted share, compared with net income of $82 million, or $1.28 per diluted share, for the 2017 third quarter. Adjusted net income for the quarter ended September 30, 2018 was $118 million, or $1.86 per diluted share, up 21 percent and 22 percent respectfully, compared to $98 million, or $1.52 per diluted share in the 2017 third quarter.

Gross profit increased 10 percent to $401 million for the third quarter of 2018 from $364 million in the third quarter of 2017. Reported gross profit margin was 24.3 percent of sales for the third quarter of 2018 compared to 24.6 percent of sales for the third quarter of 2017. Gross profit for the third quarter of 2018 includes the negative impact of $8 million of Victory Motorcycles® wind-down costs, acquisition-related costs for the acquisition of Boat Holdings and realignment and restructuring costs. Excluding these items, third quarter 2018 adjusted gross profit was $410 million, or 24.8 percent of adjusted sales. For the third quarter of 2017 adjusted gross profit of $378 million, or 25.5 percent of adjusted sales, excludes the negative impact of $14 million in Victory Motorcycles wind down costs and other restructuring and realignment costs. Gross profit margins on an adjusted basis were down slightly primarily due to mix and the impact of tariff, commodity and freight cost pressures during the quarter, partially offset by lower warranty and promotional costs.

Operating expenses increased seven percent for the third quarter of 2018 to $284 million, or 17.2 percent of sales, from $265 million, or 17.9 percent of sales, in the same period in 2017. Operating expenses in dollars increased primarily due to the Boat Holdings acquisition completed during the quarter and investments in strategic projects. Operating expenses as a percentage of sales, improved as the Company realized efficiencies through its selling, marketing and general and administrative spend along with the addition of Boat Holdings which inherently has a lower operating expense to sales ratio.

Income from financial services was $21 million for the third quarter of 2018, up 18 percent compared with $18 million for the third quarter of 2017. The increase is attributable to higher retail demand and penetration rates along with increased income from Polaris Acceptance as dealer inventories were at more appropriate levels to meet demand.

Non-Operating Expenses (Reported)

(in thousands)	Three months ended September 30,
	2018	2017	Change
Interest expense	$19,823	$8,492	133%
Equity in loss of other affiliates	$111	$1,603	(93)%
Other expense (income), net	$(4,124)	$(2,368)	74%
Provision for income taxes	$27,530	$27,293	—

Interest expense was $20 million for the third quarter of 2018 compared to $8 million for the same period last year, primarily due to increased debt levels to finance the Boat Holdings acquisition.

Other expense (income), net, was $4 million and $2 million of income in the third quarter of 2018 and 2017, respectively, resulting from foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the third quarter of 2018 was $28 million, or 22.4 percent of pretax income, compared with $27 million, or 25.0 percent of pretax income for the third quarter of 2017. The decrease in the effective income tax rate is primarily due to the reduction in the federal statutory tax rate to 21 percent as a result of U.S. Tax Reform offset by a decrease in excess tax benefits related to stock based compensation compared to the prior year.

Product Segment Highlights (Reported)

(in thousands)	Sales			Gross Profit
	Q3 2018	Q3 2017	Change	Q3 2018	Q3 2017	Change
Off-Road Vehicles / Snowmobiles	$1,035,554	$1,007,392	3%	$290,631	$296,904	(2)%
Motorcycles	$155,316	$155,059	—	$19,577	$10,354	89%
Global Adjacent Markets	$96,251	$91,575	5%	$24,155	$15,983	51%
Aftermarket	$229,973	$224,700	2%	$66,092	$63,239	5%
Boats	$134,321	$—		$20,253	$—

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including PG&A, totaled $1,036 million for the third quarter of 2018, up three percent over $1,007 million for the third quarter of 2017 driven by growth across most categories. PG&A sales for ORV and Snowmobiles combined increased 12 percent in the 2018 third quarter compared to the third quarter last year. Gross profit decreased two percent to $291 million in the third quarter of 2018, compared to $297 million in the third quarter of 2017.

ORV wholegood sales for the third quarter of 2018 increased 12 percent primarily driven by strong RANGER and ATV shipments. Polaris North American ORV retail sales increased low-single digits percent for the quarter with side-by-side vehicles up low-single digits percent and ATV vehicles down low-single digits percent. ATVs again gained market share during the quarter. The Company experienced a modest amount of market share loss for side-by-sides due to a very difficult comparable in the third quarter of 2017. The North American ORV industry was up low-single digits percent compared to the third quarter last year.

Snowmobile wholegood sales in the third quarter of 2018 was $69 million compared to $144 million in the third quarter last year. Snowmobile sales are expected to be more heavily weighted towards the fourth quarter of 2018 due to the timing of shipments for the Company's pre-season snowmobile orders.

Motorcycle segment sales, including PG&A, totaled $155 million, which were flat compared to the third quarter of 2017. Gross profit for the third quarter of 2018 was $20 million compared to $10 million in the third quarter of 2017. Adjusted for the Victory wind-down costs recorded in both the 2018 and 2017 third quarters, motorcycle gross profit was $21 million in the 2018 third quarter compared to $18 million for the 2017 third quarter.

North American consumer retail sales for the Polaris motorcycle segment, including both Indian Motorcycle and Slingshot, decreased high-single digits during the 2018 third quarter. Indian Motorcycle retail sales increased low-single digits, in spite of an overall weak N.A. motorcycle market. Slingshot's retail sales were down during the quarter. Motorcycle industry retail sales, 900cc and above, were down low-teens percent in the 2018 third quarter. Indian Motorcycle gained market share for the 2018 third quarter on a year-over-year basis.

Global Adjacent Markets segment sales, including PG&A, increased five percent to $96 million in the 2018 third quarter compared to $92 million in the 2017 third quarter. Reported gross profit increased 51 percent to $24 million in the third quarter of 2018, compared to $16 million in the third quarter of 2017. Adjusted gross profit increased nine percent to $24 million in the third quarter of 2018, compared to $22 million in the third quarter of 2017.

Aftermarket segment sales increased two percent to $230 million in the 2018 third quarter compared to $225 million in the 2017 third quarter driven by the Company's powersports aftermarket brands. TAP sales in the third quarter of 2018 were $189 million, which was down slightly compared to the third quarter of 2017. TAP sales were impacted by delayed accessory development work and weakness in business-to-business sales in the South/Southwest. Gross profit increased to $66 million in the third quarter of 2018, compared to $63 million in the third quarter of 2017.

Boats segment sales, which consist of the Boat Holdings acquisition that closed July 2, 2018, were $134 million in the 2018 third quarter, slightly better than expectations. Reported gross profit was $20 million or 15.1 percent of sales in the third quarter of 2018. Adjusted gross profit, which excludes integration costs and purchase accounting, was $23 million or 17.4 percent of sales in the third quarter of 2018.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased eight percent for the 2018 third quarter primarily driven by growth in ORV.

International sales to customers outside of North America, including PG&A, totaled $172 million for the third quarter of 2018, up 10 percent, from the same period in 2017. Foreign exchange movements reduced sales by three percent for the quarter. The increase was driven by strong sales in snowmobiles and motorcycles.

Financial Position and Cash Flow

(in thousands)	Nine Months ended September 30,
	2018	2017	Change
Cash and cash equivalents	$183,411	$132,260	39%
Net cash provided by operating activities	$354,138	$497,095	(29)%
Repurchase and retirement of common shares	$246,931	$88,877	178%
Cash dividends to shareholders	$112,748	$108,923	4%
Acquisition of businesses	$729,925	$(1,645)	NM
Total debt, capital lease obligations and notes payable	$1,864,327	$919,984	103%
Debt to Total Capital Ratio	67%	51%

NM = Not meaningful

Net cash provided by operating activities was $354 million for the nine months ended September 30, 2018, compared to $497 million for the same period in 2017. The decrease in net cash provided by operating activities for the 2018 period was due to the timing of accrual payments and higher factory inventory needed for ongoing refinement of retail flow management ("RFM"). Total debt at September 30, 2018, including capital lease obligations and notes payable, was $1,864 million. The Company’s debt-to-total capital ratio was 67 percent at September 30, 2018 compared to 51 percent at September 30, 2017. Cash and cash equivalents were $183 million at September 30, 2018, up from $132 million at September 30, 2017.

Share Buyback Activity: During the third quarter of 2018, the Company repurchased 507,000 shares of its common stock for $55 million. Year-to-date through September 30, 2018, the Company has repurchased 2,069,000 shares of its common stock for $247 million. As of September 30, 2018, the Company has authorization from its Board of Directors to repurchase up to an additional 4.4 million shares of Polaris common stock.

2018 Business Outlook

The Company is maintaining its adjusted sales and earnings guidance for the full year 2018. Adjusted sales are expected to increase in the range of 11 percent to 12 percent over 2017 adjusted sales of $5,428 million and adjusted net income is expected to be in the range of $6.48 to $6.58 per diluted share for the full year 2018 compared to adjusted net income of $5.10 per diluted share for 2017. The Company is maintaining its current sales and earnings per share guidance ranges given the fluid nature of tariffs and the potential impact of trade negotiations and a more difficult motorcycle environment, which is impacting growth and profitability for that segment. The full year earnings guidance includes approximately $40 million of tariff cost increases before counter-measures, as the Company understands them today.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted” sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Investor Conference Call

Third Quarter 2018 Earnings Conference Call and Webcast Presentation

Today at 10:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2018 third quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 1886245. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2017 sales of $5.4 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and pontoon, deck, and cruiser boats. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2018 future sales, shipments, net income, and net income per share, operational initiatives, impact of tax reform, and tariffs and commodity costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs; changes to international trade agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Sales	$1,651,415	$1,478,726	$4,451,420	$3,997,428
Cost of sales	1,250,145	1,114,764	3,341,493	3,040,589
Gross profit	401,270	363,962	1,109,927	956,839
Operating expenses:
Selling and marketing	128,929	122,642	369,495	355,486
Research and development	64,181	63,129	197,741	175,887
General and administrative	90,639	79,421	262,206	245,998
Total operating expenses	283,749	265,192	829,442	777,371
Income from financial services	21,348	18,138	64,117	57,711
Operating income	138,869	116,908	344,602	237,179
Non-operating expense:
Interest expense	19,823	8,492	37,087	24,438
Equity in loss of other affiliates	111	1,603	25,576	4,839
Other expense (income), net	(4,124)	(2,368)	(27,660)	7,088
Income before income taxes	123,059	109,181	309,599	200,814
Provision for income taxes	27,530	27,293	65,816	59,796
Net income	$95,529	$81,888	$243,783	$141,018

Net income per share:
Basic	$1.54	$1.31	$3.88	$2.24
Diluted	$1.50	$1.28	$3.78	$2.21
Weighted average shares outstanding:
Basic	62,207	62,646	62,894	62,890
Diluted	63,546	63,885	64,550	63,942

CONSOLIDATED BALANCE SHEETS
(In Thousands), (Unaudited)
	September 30,	September 30,
	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$183,411	$132,260
Trade receivables, net	217,694	184,074
Inventories, net	1,019,517	841,922
Prepaid expenses and other	105,066	80,859
Income taxes receivable	5,865	9,535
Total current assets	1,531,553	1,248,650
Property and equipment, net	807,511	735,441
Investment in finance affiliate	88,790	70,910
Deferred tax assets	116,447	191,287
Goodwill and other intangible assets, net	1,515,431	784,616
Other long-term assets	88,299	102,162
Total assets	$4,148,031	$3,133,066
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$66,595	$27,835
Accounts payable	436,401	385,858
Accrued expenses:
Compensation	160,033	148,280
Warranties	122,544	112,085
Sales promotions and incentives	187,307	192,568
Dealer holdback	124,259	117,934
Other	179,738	183,030
Income taxes payable	8,963	27,448
Total current liabilities	1,285,840	1,195,038
Long term income taxes payable	26,805	22,036
Capital lease obligations	16,712	18,451
Long-term debt	1,781,020	873,698
Deferred tax liabilities	7,054	9,366
Other long-term liabilities	122,728	107,182
Total liabilities	$3,240,159	$2,225,771
Deferred compensation	9,620	11,331
Shareholders’ equity:
Total shareholders’ equity	898,252	895,964
Total liabilities and shareholders’ equity	$4,148,031	$3,133,066

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands), (Unaudited)
	Nine months ended September 30,
	2018	2017
Operating Activities:
Net income	$243,783	$141,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	155,910	138,105
Noncash compensation	43,219	34,249
Noncash income from financial services	(22,232)	(20,131)
Deferred income taxes	(4,171)	(2,703)
Impairment charges	21,716	25,395
Other, net	(9,618)	4,839
Changes in operating assets and liabilities:
Trade receivables	(991)	(447)
Inventories	(201,229)	(83,621)
Accounts payable	90,842	108,198
Accrued expenses	1,620	80,949
Income taxes payable/receivable	28,715	62,336
Prepaid expenses and others, net	6,574	8,908
Net cash provided by operating activities	354,138	497,095

Investing Activities:
Purchase of property and equipment	(157,763)	(126,647)
Investment in finance affiliate, net	22,207	43,230
Investment in other affiliates, net	7,366	(7,110)
Acquisition and disposal of businesses, net of cash acquired	(729,925)	1,645
Net cash used for investing activities	(858,115)	(88,882)

Financing Activities:
Borrowings under debt arrangements / capital lease obligations	2,845,688	1,623,577
Repayments under debt arrangements / capital lease obligations	(1,970,701)	(1,850,247)
Repurchase and retirement of common shares	(246,931)	(88,877)
Cash dividends to shareholders	(112,748)	(108,923)
Proceeds from stock issuances under employee plans	47,158	14,226
Net cash provided by (used for) financing activities	562,466	(410,244)
Impact of currency exchange rates on cash balances	(5,904)	9,597

Net increase in cash, cash equivalents and restricted cash	52,585	7,566
Cash, cash equivalents and restricted cash at beginning of period	161,618	145,170
Cash, cash equivalents and restricted cash at end of period	$214,203	$152,736

Cash, cash equivalents and restricted cash by category:
Cash and cash equivalents	$183,411	$132,260
Other long-term assets	30,792	20,476
Total	$214,203	$152,736

NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data), (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Sales	$1,651,415	$1,478,726	$4,451,420	$3,997,428
Victory wind down (1)	1,055	1,560	1,304	507
Restructuring & realignment (3)	660	—	2,789	—
Adjusted sales	1,653,130	1,480,286	4,455,513	3,997,935

Gross profit	401,270	363,962	1,109,927	956,839
Victory wind down (1)	1,239	7,555	417	54,970
Acquisition-related costs (2)	3,130	—	3,130	12,950
Restructuring & realignment (3)	4,128	6,214	15,965	10,517
Adjusted gross profit	409,767	377,731	1,129,439	1,035,276

Income (loss) before taxes	123,059	109,181	309,599	200,814
Victory wind down (1)	1,514	8,809	1,757	77,240
Acquisition-related costs (2)	8,989	3,492	16,798	23,459
Restructuring & realignment (3)	4,671	6,214	22,564	10,517
EPPL impairment (5)	—	—	23,447	—
Brammo (6)	—	—	(13,478)	—
Intangible amortization (7)	10,403	6,344	22,591	18,772
Other expenses (4)	3,288	—	5,010	—
Adjusted income before taxes	151,924	134,040	388,288	330,802

Net income	95,529	81,888	243,783	141,018
Victory wind down (1)	1,154	5,537	1,339	53,378
Acquisition-related costs (2)	6,848	2,195	12,799	14,746
Restructuring & realignment (3)	3,559	3,906	17,192	6,611
EPPL impairment (5)	—	—	22,325	—
Brammo (6)	—	—	(13,113)	—
Intangible amortization (7)	7,763	4,030	16,708	11,933
Other expenses (4)	3,073	—	5,110	—
Adjusted net income (8)	117,926	97,556	306,143	227,686

Diluted EPS	$1.50	$1.28	$3.78	$2.21
Victory wind down (1)	0.02	0.09	0.02	0.83
Acquisition-related costs (2)	0.11	0.03	0.20	0.23
Restructuring & realignment (3)	0.06	0.06	0.26	0.10
EPPL impairment (5)	—	—	0.34	—
Brammo (6)	—	—	(0.20)	—
Intangible amortization (7)	0.12	0.06	0.26	0.19
Other expenses (4)	0.05	—	0.08	—
Adjusted EPS (8)	$1.86	$1.52	$4.74	$3.56

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents adjustments for the impacts of tax reform and non-recurring litigation expenses
(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL). This charge is included in Equity in loss of other affiliates (non-operating) on the Consolidated Statements of Income.
(6) Represents a gain on the Company's investment in Brammo, Inc. This gain is included in Other income (non-operating) on the Consolidated Statements of Income.
(7) Represents amortization expense for acquisition-related intangible assets
(8) The Company used its estimated statutory tax rate of 23.8% and 37.1% for the non-GAAP adjustments in 2018 and 2017, respectively, except for the non-deductible items and the tax reform related changes noted in Item 4

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands), (Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
SEGMENT SALES	2018	2017	2018	2017
ORV/Snow segment sales	$1,035,554	$1,007,392	$2,858,959	$2,577,003
Restructuring & realignment (3)	660	—	2,789	—
Adjusted ORV/Snow segment sales	1,036,214	1,007,392	2,861,748	2,577,003

Motorcycles segment sales	155,316	155,059	458,285	473,345
Victory wind down (1)	1,055	1,560	1,304	507
Adjusted Motorcycles segment sales	156,371	156,619	459,589	473,852

Global Adjacent Markets (GAM) segment sales	96,251	91,575	322,996	280,152
No adjustment	—	—	—	—
Adjusted GAM segment sales	96,251	91,575	322,996	280,152

Aftermarket segment sales	229,973	224,700	676,859	666,928
No adjustment	—	—	—	—
Adjusted Aftermarket sales	229,973	224,700	676,859	666,928

Boats segment sales	134,321	—	134,321	—
No adjustment	—	—	—	—
Adjusted Boats sales	134,321	—	134,321	—

Total sales	1,651,415	1,478,726	4,451,420	3,997,428
Total adjustments	1,715	1,560	4,093	507
Adjusted total sales	$1,653,130	$1,480,286	$4,455,513	$3,997,935

	Three months ended		Nine months ended
	September 30,		September 30,
SEGMENT GROSS PROFIT	2018	2017	2018	2017
ORV/Snow segment gross profit	$290,631	$296,904	$831,413	$776,013
Restructuring & realignment (3)	660	—	2,789	—
Adjusted ORV/Snow segment gross profit	291,291	296,904	834,202	776,013

Motorcycles segment gross profit	19,577	10,354	60,817	11,589
Victory wind down (1)	1,239	7,555	417	54,970
Restructuring & realignment (3)	—	—	1,185	—
Adjusted Motorcycles segment gross profit	20,816	17,909	62,419	66,559

Global Adjacent Markets (GAM) segment gross profit	24,155	15,983	83,520	65,297
Restructuring & realignment (3)	45	6,214	479	10,517
Adjusted GAM segment gross profit	24,200	22,197	83,999	75,814

Aftermarket segment gross profit	66,092	63,239	182,291	164,721
Acquisition-related costs (2)	—	—	—	12,950
Adjusted Aftermarket segment gross profit	66,092	63,239	182,291	177,671

Boats segment gross profit	20,253	—	20,253	—
Acquisition-related costs (2)	3,130	—	3,130	—
Boats segment gross profit	23,383	—	23,383	—

Corporate segment gross profit	(19,438)	(22,518)	(68,367)	(60,781)
Restructuring & realignment (3)	3,423	—	11,512	—
Adjusted Corporate segment gross profit	(16,015)	(22,518)	(56,855)	(60,781)

Total gross profit	401,270	363,962	1,109,927	956,839
Total adjustments	8,497	13,769	19,512	78,437
Adjusted total gross profit	$409,767	$377,731	$1,129,439	$1,035,276

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS

2018 Third Quarter Results & Full Year Guidance

Wind Down of Victory Motorcycles
In 2017, Polaris announced its intention to wind down its Victory Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record costs, expected to be approximately $80 million through 2018, associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. In 2017, the Company recorded pretax costs of $77 million. In the first three quarters of 2018, the Company recorded pretax costs of $2 million. These costs are excluded from Polaris’ 2018 sales and earnings guidance on a non-GAAP basis.

Restructuring, Realignment and Supply Chain Transformation
Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Year-to-date ending September 30, 2018, the Company has recorded costs totaling $23 million related to the manufacturing and distribution network realignment and the supply chain transformation projects. In addition, the Company has recorded TAP and Boat Holdings integration and acquisition-related costs of $17 million for the year-to-date period ending September 30, 2018. The costs for these projects are excluded from Polaris’ 2018 sales and earnings guidance on a non-GAAP basis.

Eicher-Polaris Joint Venture Impairment in India
Regulatory changes have negatively impacted the likelihood of success of the joint venture, and as a result, in late-February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture. Year-to-date ended September 30, 2018, Polaris has recorded charges totaling $23 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and wind down costs.

Intangible amortization related to acquisitions
As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets will increase by approximately $20 million on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions including prior year acquisitions of approximately $24 million for full year 2018. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business.

2018 Adjusted Guidance
2018 guidance excludes the pre-tax effect of acquisition integration costs of approximately $25 million, supply chain transformation and network realignment costs of approximately $25 million to $30 million and the remaining impacts associated with the Victory wind down which is estimated to be approximately $5 million. Additionally, 2018 guidance excludes the pre-tax gain of $13 million related to the Company's investment in Brammo and charges of $23 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and related wind down costs, recorded in the first half of 2018. Additional costs associated with the wind down of the joint venture, if any, are expected to be immaterial for the remainder of 2018. Intangible amortization of approximately $35 million related to all acquisitions has also been excluded. 2018 adjusted sales guidance excludes any Victory wholegood, accessories and apparel sales and corresponding promotional costs as the Company is in the process of exiting the brand. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs associated with the Victory wind down, restructuring and realignment costs, and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

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